EXHIBIT 3.1.3

                      LIBERTY PROPERTY TRUST

                      ARTICLES SUPPLEMENTARY

          ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF
                            A SERIES OF
      JUNIOR PARTICIPATING PREFERRED SHARES OF BENEFICIAL INTEREST

                                of

                       LIBERTY PROPERTY TRUST

Liberty Property Trust, a Maryland real estate investment trust (the "Trust") certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority vested in the Board of Trustees of the Trust (the "Board of Trustees") by Sections 3.2(e), 6.1 and 6.3 of the Amended and Restated Declaration of Trust of the Trust (the "Declaration of Trust") and by Section 8-203 of the Corporations and Associations Article of the Annotated Code of Maryland, the Board of Trustees by duly adopted resolution on December 17, 1997, has duly classified and designated 200,000 shares of the 200,000,000 authorized shares of beneficial interest in the Trust designated as "Series A Junior Participating Preferred Shares of Beneficial Interest," which possess the preferences conversion or other rights, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in these Articles Supplementary:

Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Junior Participating Preferred Shares," par value $0.0001 per share, and the number of shares constituting such series shall be 200,000.

Section 2.  Dividends and Distributions.

             (A) The holders of Series A Junior Participating Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a Series A Junior Participating Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of
(a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares, par value $0.001 per share, of the Trust (the "Common Shares") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a Series A Junior Participating Preferred Share. In the event the Trust shall at any time after December 17, 1997 (the "Rights Declaration Date") (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

             (B) The Trust shall declare a dividend or distribution on the outstanding Series A Junior Participating Preferred Shares as provided in Paragraph (A) above immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per share on the outstanding Series A Junior Participating Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

             (C) Dividends shall begin to accrue and be cumulative on outstanding Series A Junior Participating Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Junior Participating Preferred Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Junior Participating Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Trustees may fix a record date for the determination of holders of Series A Junior Participating Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than thirty (30) days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of Series A Junior Participating Preferred Shares shall have the following voting rights:

             (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Shares shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Trust. In the event the Trust shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Series A Junior Participating Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

             (B) Except as otherwise provided herein or by law, the holders of Series A Junior Participating Preferred Shares and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of shareholders of the Trust.

             (C)(i) If at any time dividends on any Series A Junior Participating Preferred Shares shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all Series A Junior Participating Preferred Shares then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Shares (including holders of the Series A Junior Participating Preferred Shares) with dividends in arrears in an amount equal to six
(6) quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two (2) Trustees.

                (ii) During any default period, such voting right of the holders of Series A Junior Participating Preferred Shares may be exercised initially at a special meeting called pursuant to subparagraph
(iii) of this Section 3(C) or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of ten percent (10%) in number of Preferred Shares outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Shares shall not affect the exercise by the holders of Preferred Shares of such voting right. At any meeting at which the holders of Preferred Shares shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Trustees to fill such vacancies, if any, in the Board of Trustees as may then exist up to two (2) Trustees or, if such right is exercised at an annual meeting, to elect two (2) Trustees. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Shares shall have the right to make such increase in the number of Trustees as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Shares shall have exercised their right to elect Trustees in any default period and during the continuance of such period, the number of Trustees shall not be increased or decreased except by vote of the holders of Preferred Shares as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Shares.

                (iii) Unless the holders of Preferred Shares shall, during an existing default period, have previously exercised their right to elect Trustees, the Board of Trustees may order, or any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of Preferred Shares outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Shares, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Trust. Notice of such meeting and of any annual meeting at which holders of Preferred Shares are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Shares by mailing a copy of such notice to such holder at such holder's last address as the same appears on the books of the Trust. Such meeting shall be called for a time not earlier than twenty (20) days and not later than sixty (60) days after such order or request, or in default of the calling of such meeting within sixty (60) days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than ten percent (10%) of the total number of Preferred Shares outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within sixty (60) days immediately preceding the date fixed for the next annual meeting of the shareholders.

                 (iv) In any default period, the holders of Common Shares, and other classes of shares of the Trust if applicable, shall continue to be entitled to elect the whole number of Trustees until the holders of Preferred Shares shall have exercised their right to elect two (2) Trustees voting as a class, after the exercise of which right
(x) the Trustees so elected by the holders of Preferred Shares shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Trustees may (except as provided in Paragraph
(C)(ii) of this Section 3) be filled by vote of a majority of the remaining Trustees theretofore elected by the holders of the class of stock which elected the Trustee whose office shall have become vacant. References in this Paragraph (C) to Trustees elected by the holders of a particular class of stock shall include Trustees elected by such Trustees to fill vacancies as provided in clause (y) of the foregoing sentence.

                  (v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Shares as a class to elect Trustees shall cease, (y) the term of any Trustees elected by the holders of Preferred Shares as a class shall terminate, and (z) the number of Trustees shall be such number as may be provided for in the Declaration of Trust or By-laws of the Trust irrespective of any increase made pursuant to the provisions of Paragraph (C)(ii) of this
Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Declaration of Trust or By-laws of the Trust). Any vacancies in the Board of Trustees effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Trustees.

             (D) Except as set forth herein, holders of Series A Junior Participating Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

Section 4.  Certain Restrictions.

             (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Shares as provided in Section 2 hereof are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Junior Participating Preferred Shares outstanding shall have been paid in full, the Trust shall not:

                  (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Shares;

                  (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares, except dividends paid ratably on the Series A Junior Participating Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares, provided that the Trust may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Trust ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Shares; or

                  (iv) purchase or otherwise acquire for consideration any Series A Junior Participating Preferred Shares, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Trustees) to all holders of such shares upon such terms as the Board of Trustees, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

             (B) The Trust shall not permit any subsidiary of the Trust to purchase or otherwise acquire for consideration any shares of the Trust unless the Trust could, under Paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any Series A Junior Participating Preferred Shares purchased or otherwise acquired by the Trust in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Trustees, subject to the conditions and restrictions on issuance set forth herein.

Section 6.  Liquidation, Dissolution or Winding Up.

             (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Trust, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Shares unless, prior thereto, the holders of Series A Junior Participating Preferred Shares shall have received an amount equal to $100,000 per share of Series A Junior Participating Preferred Shares, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Junior Participating Preferred Shares unless, prior thereto, the holders of Common Shares shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph (C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Shares) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding Series A Junior Participating Preferred Shares and Common Shares, respectively, holders of Series A Junior Participating Preferred Shares and holders of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Shares and Common Shares, on a per share basis, respectively.

             (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Shares, if any, which rank on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Shares, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Shares.

             (C) In the event the Trust shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares, or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Trust shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Junior Participating Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Trust shall at any time after the Rights Declaration Date (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Junior Participating Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

Section 8. No Redemption. The Series A Junior Participating Preferred Shares shall not be redeemable.

Section 9. Amendment. The Declaration of Trust of the Trust shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Series A Junior Participating Preferred Shares, voting separately as a class.

Section 10. Fractional Shares. Series A Junior Participating Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Shares.

SECOND: The Series A Junior Participating Preferred Shares have been classified and designated by the Board of Trustees under authority contained in the Declaration of Trust.

THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation accepts these Articles Supplementary for record.

FIFTH: The undersigned Chairman of the Board of Trustees and Chief Executive Officer of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters of fact required to be verified under oath, the undersigned Chairman of the Board of Trustees and Chief Executive Officer of the Trust acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and in its behalf by the Chairman of the Board of Trustees and Chief Executive Officer and attested to by its Secretary on this 23rd day of December, 1997.


LIBERTY PROPERTY TRUST


By: /s/ Willard G. Rouse IIII           (SEAL)
---------------------------------------
Willard G. Rouse III, Chairman of the Board of
Trustees and Chief Executive Officer

Attest:


/s/ James J. Bowes                      (SEAL)
---------------------------------------
James J. Bowes, Secretary